                            STOCK PURCHASE AGREEMENT



                  This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of this 3rd day of December, 1998 by and between Lahaina Acquisitions, Inc., a Colorado corporation (the "SELLER"), and Mongoose Investments, LLC, a Georgia limited liability company (the "PURCHASER").

                                   RECITALS:

                  WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to buy from Seller, 1,250,000 shares of the no par value per share common stock ("Common Stock") of the Seller, 1,910,000 shares of the no par value per share Series A Preferred Stock ("Preferred Stock") of the Seller and the Note (as defined below) of Seller, and in consideration therefor, Purchaser shall deliver all the stock of Beachside Commons I, Inc. ("Beachside Stock") owned by Purchaser, and upon the terms and subject to the conditions hereinafter set forth (the "ACQUISITION").

                  NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

         1. Definitions. For purposes of this Agreement and the Schedules attached hereto, the following terms shall have the meaning specified or referred to below unless the context requires otherwise:

                  (a) ACQUISITION. Has the meaning assigned to such terms in the Recitals.

                  (b) AFFILIATE. With respect to any Person, another Person controlling, controlled by, or under common control with such a designated Person and shall include, by way of illustration and without limiting the generality of the foregoing, any association, partnership, trust, corporation, enterprise or other entity in which such Person is a director, officer, limited partner or general partner or in which such designated Person together with Affiliates of such designated Person own in the aggregate a beneficial interest in assets, profits or losses equal to at least ten percent (10%) thereof.

                  (c) BREACH. A Breach of a representation, warranty, covenant, obligation or other provision of this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with such representation, warranty, covenant, obligation or other provision.

                  (d)      CODE. The Internal Revenue Code of 1986, as amended.



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                  (e)      CONTEMPLATED TRANSACTIONS. Collectively, all of the
transactions contemplated by this Agreement.

                  (f) CONTRACT. Any agreement or contract, whether written or oral, that is legally binding, including any commitment to purchase, to which the Company is a party.

                  (g) ENCUMBRANCE. Any mortgage, charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal or other encumbrance.

                  (h) ERISA. The Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the regulations and rules issued pursuant to that act or to any successor law.

                  (i) ERISA AFFILIATE. Has the meaning assigned to such term in Section 5.16(a) hereof.

                  (j) FINANCIAL STATEMENTS. Collectively, the Seller's most recent Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                  (k) GAAP. At any particular time, generally accepted accounting principles as in effect in the United States at such time; provided, however, that, if it was permissible to use more than one principle at such time in respect of a particular accounting matter, GAAP shall refer to the principle which was then employed by the Company.

                  (l)      IRS.  The Internal Revenue Service.

                  (m) LIABILITIES. Collectively, any debt, obligation, or tax of any nature or other liability as determined pursuant to GAAP.

                  (n) LOSS OR LOSSES. Have the meanings assigned to such terms in Section 13(a) hereof.

                  (o) MATERIALITY. The terms "MATERIAL," "IN ALL MATERIAL RESPECTS," "MATERIAL CHANGES" and like or similar phrases shall mean, as the context requires, events or circumstances which do or could give rise to negative economic consequences in an aggregate amount of at least ten thousand dollars ($10,000).

                  (p) NOTE. A demand promissory note of Lahaina dated the date hereof in the face amount of $700,000 payable to Mongoose.

                  (q) PERSON. Any individual, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, governmental body, or other entity or body.

                  (r)      PLANS. Has the meaning assigned to such term in
Section 5.16(a) hereof.



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                  (s)      PROCEEDING. Any action, arbitration, audit,
complaint, investigation, petition, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or administrator or any arbitrator.

                  (t)      PROPERTIES. Has the meaning assigned to such term in
Section 7.9 hereof.

                  (u)      RECIPIENT. Has the meaning assigned to such term in
Section 25 hereof.

                  (v) RELATED PERSON. (i) Any person related by blood, adoption or marriage to any Seller, (ii) any corporation or other entity in which any such person, or any Seller, director or officer has, directly or indirectly, at least a five percent (5%) beneficial interest in the capital stock or other type of equity interest in such corporation or other entity, or
(iii) any partnership in which any of the foregoing parties is a general or limited partner.

                  (w) SUBSIDIARY. With respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

                  (x) TAX RETURN. Any return, report, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax (including all filings with respect to employment-related Taxes).

                  (y) THREATENED. A Proceeding, claim, dispute or other matter will be deemed to have been Threatened with respect to a Person, if such Person has received any demand, statement or other notice with respect to such Proceeding, claim, dispute or other matter.

         2. Closing; Purchase and Sale of Common Stock, the Preferred Stock and the Note.

                  (a) At the Closing, (x) Seller, in reliance on the representations, warranties and covenants of Purchaser contained herein and subject to the terms and conditions of this Agreement, shall sell to Purchaser the Common Stock, the Preferred Stock and the Note; and (y) Purchaser, in reliance on the representations, warranties and covenants of Seller contained herein and subject to the terms and conditions of this Agreement, shall purchase the Common Stock, the Preferred Stock and the Note from Seller by delivering the Beachside Stock to Seller.

                  (b) Delivery of the Common Stock, the Preferred Stock and the Note. At the Closing, Seller shall deliver to Purchaser, free and clear of all Encumbrances thereon of every kind, the certificates for the shares of Common Stock, the certificates for shares of Preferred Stock and the Note.



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                  (c)      Delivery of Beachside Stock. At the Closing,
Purchaser shall deliver to Seller, free and clear of all Encumbrances thereon of every kind, the certificates for the shares of Beachside Stock.

                  (d) Closing. The Closing shall take place at the Atlanta offices of Sutherland, Asbill & Brennan LLP, Atlanta, Georgia, on December 3, 1998 (the "Closing Date") at 10:00 A.M., or at such other time and place as shall be mutually agreed upon by Purchaser and Seller.

         3.       [Reserved].

         4.       [Reserved].

         5. Representations and Warranties of the Seller. Seller represents and warrants to Purchaser as follows:

                  5.1 Organization, Standing, Qualification and Capitalization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Colorado, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith. A complete and accurate copy of (i) the Articles of Incorporation of Seller and (ii) the By-Laws of Seller and all amendments thereto, have been delivered to Purchaser. Seller is not required to be qualified to do business as a foreign corporation in any state.

                  5.2 Capitalization; Ownership of Common Stock and Related Matters. The total authorized capital stock of Seller the Company consists of 800,000,000 shares of Common Stock of which 996,500 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, none of which are outstanding. All outstanding shares were duly authorized and validly issued and are fully paid and non-assessable and the shares of Common Stock and Preferred Stock to be issued and delivered pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable. There are no shares of capital stock of the Seller issued and outstanding except for such shares. None of such shares was issued in violation of any preemptive or preferential right. There are currently no stock options outstanding. Seller is not and, at the Closing, will not be a party to or bound by any written or oral Contract or agreement which grants to any Person an option or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, shares of capital stock or other securities of the Seller whether or not presently issued or outstanding.

                  5.3 Subsidiaries of Seller. Seller does not own any shares of any corporation nor has any interest in any partnership, limited liability company, joint venture or other legal entity.

                  5.4 Financial Statements. Seller has delivered to Purchaser true, complete and accurate copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP, except as otherwise disclosed therein, applied on a basis consistent with that of the preceding fiscal years.



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                  5.5      Properties. Seller has good and marketable title to
all its assets, free and clear of all Encumbrances of any nature whatsoever.

                  5.6      Taxes.

                           (a)      Seller has duly and timely filed all Tax
Returns which were required to be filed by it, and paid, or has recorded adequate reserves on the Financial Statements for the payment of, all Taxes shown on all Tax Returns. All Tax Returns are true, correct and complete in all material respects.

                  5.7 Litigation. There is no litigation, Proceeding or governmental investigation pending or Threatened, or judgment against or related to Seller or its properties, assets or business.

                  5.8      Intellectual Property Rights.

                           (a)      Seller has no patents or patent
applications, trademarks, service marks, logos, trade names (whether registered or unregistered) or applications for registration and registrations therefor, or internet domain names or 1-800 and 1-888 telephone numbers; or any copyrights (whether registered or unregistered) or applications for registration and registrations therefor.

                  5.9 Contracts and Commitments. Seller has no Contracts other than this Agreement.

                  5.10     [Reserved].

                  5.11 Absence of Undisclosed Liabilities. There are no material Liabilities or obligations of Seller either accrued, absolute, contingent or otherwise, including, but not limited to, any Liabilities for Taxes due or to become due, except to the extent reflected on the Financial Statements.

                  5.12 Absence of Default. Seller is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any debenture or note, or contained in any conditional sale or equipment trust agreement, or loan or other borrowing agreement to which Seller is a party.

                  5.13 Existing Condition. Since January 1, 1998, there has not been any material adverse change in the business, operations, prospects, properties, assets, liabilities, or condition, financial or otherwise, of Seller.

                  5.14 Restrictions. Seller is not subject to any charter or other corporate restriction, any agreement or any judgment, order, writ, injunction or decree, which materially and adversely affects or, so far as Seller can now foresee, may in the future materially and adversely affect, the business, operations, prospects, properties, Assets, Liabilities, or condition, financial or otherwise, of Seller.



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



                  5.15     Employee Benefits.

                           Seller does not maintain, and have not maintained,
any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement, or other employee benefit plan, program, agreement or arrangement (other than arrangements involving the payment of wages) sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE") that together with Seller would be deemed a "SINGLE EMPLOYER" within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any current or former employee, director, partner or independent contractor of Seller or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "PLANS") with respect to which Seller or any ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

                  5.16 Bank Accounts and Directors and Officers. Seller has provided Purchaser with a true and complete list of the name and location of each bank or other financial institution in which Seller has an account, each safety deposit box or custody agreement and the names of the Persons authorized to draw thereon or to withdraw therefrom and the names of all directors and officers of Seller.

                  5.17 Compliance with Laws and Instruments. Seller has complied with and is not in default under, or in violation of, any material laws, ordinances, rules or regulations or orders (including, without limitation, any safety, health, wage, hour, employment and trade laws, ordinances, rules, regulations and orders) applicable to its business which materially and adversely affects or, so far as Seller can foresee, may in the future materially and adversely affect its business or condition, financial or otherwise.

                  5.18 Environmental Compliance. Seller is not in violation of any environmental laws.

                  5.19     [Reserved].

                  5.20 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions provided for herein or therein will conflict with, violate, or result in a breach, default or the creation of any Encumbrance pursuant to, any agreement to which Seller is a party or by which it is bound or any law, order, judgment or decree or any provision of the Articles of Incorporation or Bylaws of Seller or any Contract to which Seller is a party.

                  Seller has the full power and legal authority to execute this Agreement and to consummate and perform the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby are within the corporate power of Seller and has been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by



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



Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                  5.21 Disclosure. No representation or warranty by Seller in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

                  5.22 Corporate Records. The stock records and minute books of Seller furnished to Purchaser by Seller fully reflect all issuances, transfers and redemptions of its capital stock, correctly show the total number of shares of its capital stock issued and outstanding on the date hereof, correctly show all corporate action taken by the directors and shareholders of Seller (including action taken by consent without a meeting) and contains true and correct copies or originals of its articles of incorporation and all amendments thereto, its by-laws as amended and currently in force and the minutes of all meetings or consent actions of its directors and shareholders.

         6. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

                  6.1 Organization, Good Standing and Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the power of Purchaser and have been duly authorized by all necessary action on the part of Purchaser. This Agreement to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                  6.2 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions provided for herein or therein will conflict with, violate, or result in a breach of or default under any Contract to which Purchaser is a party or by which it or its assets are bound or any law, order, judgment or decree or any provision of the charter or operating agreement of Purchaser or any Contract to which Purchaser is a party.

                  6.3 Litigation. There is no pending action or Proceeding that has been commenced against Purchaser and that may have the effect of preventing, delaying, or making illegal the Contemplated Transactions and, to the best knowledge of Purchaser, no such action or Proceeding has been Threatened.

                  6.4 Investment Representations. The Common Stock and Preferred Stock being delivered pursuant to the provisions of this Agreement will be held by Purchaser for its own account and not with a view to, or for resale in connection with, the distribution thereof.

         7.       [Reserved].



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         8.       Conditions Precedent to Purchaser's Obligations. All
obligations of Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

                  8.1 Representations and Warranties. Seller's representations and warranties contained in this Agreement or in any list, certificate or document delivered pursuant to the provisions hereof or in connection with the Contemplated Transactions shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such time (except to the extent that they are stated therein to be true as of some other date).

                  8.2 Compliance with Agreements and Conditions. Seller shall have performed or complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

                  8.3 Certificate of Seller. Seller shall have delivered to Purchaser a certificate, executed by Seller, dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request to (a) the fulfillment and satisfaction of the conditions specified in Sections 8.1 and
8.2 above, and (b) the absence of any adverse change in the business of the Seller prior to the Closing Date.

                  8.4      [Reserved].

                  8.5      [Reserved].

                  8.6 Approval of Counsel. All steps to be taken and all resolutions, papers and documents to be executed, and all other legal matters in connection with the purchase and sale of the Common Stock and Preferred Stock and related matters, shall be subject to the reasonable approval of Purchaser's counsel.

                  8.7 Certificates. Seller shall have furnished to Purchaser (a) copies of the Articles of Incorporation of Seller, (b) copies of the By-Laws of Seller, and (c) a certificate of the Secretary of Seller relating to the incumbency and corporate proceedings in connection with the consummation of the Contemplated Transactions, and the absence of changes in the Company's Articles of Incorporation and By-Laws.

         9. Conditions Precedent to Seller's Obligations. All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

                  9.1 Representations and Warranties. Purchaser's representations and warranties contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the Contemplated Transactions shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such time.



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                  9.2      Compliance with Agreements and Conditions. Purchaser
shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                  9.3 Certificate of Purchaser. Purchaser shall have delivered to Seller a certificate, dated the Closing Date, certifying in such detail as Seller may reasonably request to the fulfillment and satisfaction of the conditions specified in Sections 9.1 and 9.2 above.

         10. Survival of Representations and Warranties. All representations and warranties made by Purchaser and Seller in this Agreement or pursuant hereto shall survive the Closing for a period of one year.

         11.      [Reserved].

         12.      Indemnification.

                  (a) Seller shall indemnify and hold harmless Purchaser and its officers, directors, employees, stockholders, representatives, agents, successors and assigns from and against any claims, actions, judgments, damages, losses, or other Liabilities of whatsoever nature, including fines, penalties, costs and expenses (including, without limitation, settlement costs, any reasonable legal, accounting or other expenses incurred in connection with investigating or defending any actions or Threatened actions and court costs) (a "LOSS" or "LOSSES") sustained or required to be paid by reason of, arising out of or caused by (i) any misrepresentation or Breach of any representation or warranty made by Seller in this Agreement, or any other certificate, instrument or document contemplated hereby, or (ii) any Breach of or failure to perform any covenant, agreement or obligation of Seller or the Company contained in this Agreement, or any other certificate, instrument or document contemplated hereby.

                  (b) Purchaser shall indemnify and hold harmless Seller and its officers, directors, employees, stockholder representatives, agents, successors and assigns from and against any Loss or Losses sustained or required to be paid by reason of, arising out of or caused by (i) any misrepresentation or Breach of any representation or warranty made by Purchaser in this Agreement or any other certificate, instrument or document contemplated hereby; or (ii) of or failure to perform any Breach of any covenant, agreement or obligation of Purchaser contained in this Agreement, or any other certificate, instrument or document contemplated hereby.

         13.      [Reserved].

         14.      [Reserved]

         15. Expenses. Seller shall bear its expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby. Seller agrees to pay all stamp and/or transfer taxes that become due and payable as a result of the transactions contemplated by this Agreement.



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         16.      Announcements. No announcements of the transactions
contemplated hereby shall be made to the general public by any of the parties hereto or their respective officers, directors, employees, advisors, agents or representatives, without the prior written consent of the other party unless, in the written opinion of counsel for the disclosing party, such public announcement is legally required and, in such event, the non-disclosing party shall have been notified of the proposed public announcement and shall have been given a reasonable opportunity to comment on the content thereof.

          17. Cooperation; Further Actions and Assurances. Purchaser and Seller will execute and deliver any and all documents, and will cause any and all other action to be taken, either before or after the Closing, which may be necessary or proper to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

         18. Counterparts. This Agreement may be executed in several counterparts each of which is an original. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         19. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia without regard to its principles of conflict of laws.

         20. Section Headings and Gender. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.

         21.      Schedules and Exhibits. There are no schedules or Exhibits.

         22. Notices. All notices, requests and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, as follows (or to such other address as shall be set forth in a notice given in the same manner):

         If to Purchaser to:        Mongoose Investments, LLC
                                    7276 Sanctuary Lane
                                    Fernandina Beach, FL 32304



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



                  If to Seller:     Lahaina Acquisitions, Inc.
                                    2900 Atlantic Avenue
                                    Suite 1000
                                    Fernandina Beach, FL 32304

         23. Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by Purchaser or Seller. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

         24. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         25. Third Party Beneficiaries. Except as otherwise expressly set forth herein, no Person shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.




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         IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                          LAHAINA ACQUISITIONS, INC.


                                       By:
                                          ------------------------------------
                                          Name:
                                               -------------------------------
                                          Title:
                                                ------------------------------


                                          MONGOOSE INVESTMENTS, LLC


                                       By:
                                          ------------------------------------
                                          Name:
                                               -------------------------------
                                          Title:
                                                ------------------------------







                                                  Stock Purchase Agreement